N E W S R E L E A S E

Contacts:    Media
Marcela Manjarrez-Hawn
(314) 725-4477, MediaInquiries@centene.com

Investors
Edmund E. Kroll, Jr.
(212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE ANNOUNCES INTERNAL SEARCH OF INFORMATION TECHNOLOGY ASSETS

ST. LOUIS (January 25, 2016) - Today, Centene announced an ongoing comprehensive internal search for six hard drives that are unaccounted for in its inventory of information technology (IT) assets.

“Centene takes the privacy and security of our members’ information seriously,” said Michael F. Neidorff, Chairman, President and CEO of Centene. “While we don’t believe this information has been used inappropriately, out of abundance of caution and in transparency, we are disclosing an ongoing search for the hard drives. The drives were a part of a data project using laboratory results to improve the health outcomes of our members.”

Centene has determined the hard drives contained the personal health information of certain individuals who received laboratory services from 2009-2015 including name, address, date of birth, social security number, member ID number and health information. The hard drives do not include any financial or payment information. The total number of affected individuals is approximately 950,000.

“Consistent with our policies around communication and transparency, we are beginning the process of notifying all affected individuals and all appropriate regulatory agencies as we continue to search and investigate,” said Neidorff.

Notification to affected individuals will include an offer of free credit and healthcare monitoring. Centene is in the process of reinforcing and reviewing its procedures related to managing its IT assets.

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About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.